SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of March 31, 2010, by and between COMERICA BANK (“Bank”) and ARRAY BIOPHARMA, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of June 28, 2005, as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of December 19, 2005, that certain Second Amendment to Loan and Security Agreement, Consent and Waiver dated as of July 7, 2006, that certain Third Amendment to Loan and Security Agreement dated as of June 12, 2008, that certain Fourth Amendment to Loan and Security Agreement dated as of March 11, 2009 and that certain Fifth Amendment to Loan and Security Agreement dated as of September 30, 2009 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Section 1.1 of the Agreement hereby are added, amended or restated as follows:

“Credit Extension” means each Advance, the Refinance Term Loan, or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Refinance Term Loan” has the meaning set forth in Section 2.1(c).

“Refinance Term Loan Maturity Date” means October 26, 2013.

“Revolving Line” means a credit extension of up to Six Million Eight Hundred Six Thousand Nine Hundred Thirty Two and 07/100 Dollars ($6,806,932.07).

“Revolving Maturity Date” means March 11, 2011.

2. Section 2.1(c) is hereby amended and restated in its entirety to read as follows:

“(c) Refinance Term Loan.

(i) Bank has previously made Equipment Advances and the Term Loan to Borrower and as of March 15, 2010 the aggregate outstanding principal balance thereof is Fifteen Million Dollars ($15,000,000). On March 31, 2010, Bank shall be deemed to have made a loan to Borrower in the amount of Fifteen Million Dollars ($15,000,000) (the “Refinance Term Loan”), which amount refinances all existing Indebtedness from Borrower to Bank with respect to the Equipment Advances and the Term Loan

(ii) Interest shall accrue from the date the Refinance Term Loan is deemed made at the rate specified in Section 2.3(a), and shall be payable monthly on the first calendar day of each month commencing on April 1, 2010. The principal amount of the Refinance Term Loan shall be repaid in installments in an amount equal to One Hundred Fifty Thousand Dollars ($150,000) on April 1, 2011, April 1, 2012 and April 1, 2013. On the Refinance Term Loan Maturity Date, all amounts owing under this Section 2.1(c) shall be immediately due and payable. The Refinance Term Loan, once repaid, may not be reborrowed. Borrower may prepay the Refinance Term Loan without penalty or premium.”

3. Section 2.1(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Intentionally Omitted.”

4. Section 2.3(a)(ii) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(ii) Refinance Term Loan. Except as set forth in Section 2.3(b), the Refinance Term Loan shall bear interest, on the outstanding daily balance thereof, as set forth in the Prime Referenced Rate Addendum to Loan and Security Agreement attached as Exhibit D hereto.”

5. Section 6.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6.6 Minimum Cash at Bank. Borrower shall at all times, measured on a daily basis, maintain a balance of Cash at Bank of not less than (i) Zero Dollars ($0) if Borrower’s total Cash at Bank and Cash at Approved Outside Accounts is at least Forty Million Dollars ($40,000,000), (ii) Ten Million Dollars ($10,000,000) if Borrower’s total Cash at Bank and Cash at Approved Outside Accounts is less than Forty Million Dollars ($40,000,000) but at least Twenty Five Million Dollars ($25,000,000) and (iii) Twenty Two Million Dollars ($22,000,000) if Borrower’s total Cash at Bank and Cash at Approved Outside Accounts is less than Twenty Five Million Dollars ($25,000,000). Notwithstanding the foregoing, if Borrower fails to comply with any provisions of this Section 6.6 at any time, Borrower shall have two (2) Business Days from the date of such failure to deposit funds in accounts at Bank, Comerica Securities, Inc. or other financial institutions where Cash at Approved Outside Accounts is held such that Borrower is in compliance with this Section 6.6.”

6. Exhibit C to the Agreement hereby is replaced with Exhibit C attached hereto.

7. Exhibit D to the Agreement hereby is replaced with Exhibit D attached hereto.

8. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

9. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

10. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

11. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) a facility fee with respect to the Refinance Term Loan in the amount of Twenty Thousand Dollars ($20,000);

(c) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; provided however that Bank and Borrower shall split any legal fees for the documentation of this Amendment; and

(d) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ARRAY BIOPHARMA, INC.
By: /s/ R. Michael Carruthers

Title: Chief Financial Officer

COMERICA BANK
By: /s/ J.P. Michael

Title: Senior Vice President/Regional Managing Director

[Signature Page to Sixth Amendment to Loan and Security Agreement]
EXHIBIT C

COMPLIANCE CERTIFICATE
Please send all Required Reporting to:	Comerica Bank
Technology & Life Sciences Division
Loan Analysis Department
250 Lytton Avenue
3rd Floor
Palo Alto, CA 94301
Phone: (650) 462-6060
Fax: (650) 462-6061
FROM:	Array Biopharma, Inc
The undersigned authorized Officer of (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending—with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representa-
tions and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof.
Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are pre-
pared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.
REPORTING COVENANTS	REQUIRED		COMPLIES

Company Prepared Monthly F/S	Monthly, within 20 days		YES	NO
Compliance Certificate	Monthly, within 20 days		YES	NO
Cash Balance Certificate	Monthly, within 5 days
If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)		YES	NO
Compliance Certificate	Quarterly, within 5 days of SEC filing (50 days)		YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)		YES	NO
Total amount of Borrower’s cash and	Amount: $		YES	NO
investments
Total amount of Borrower’s cash and	Amount: $		YES	NO
investments maintained with Bank
		DESCRIPTION	APPLICABLE

Legal Action > $100,000	Notify promptly upon notice		YES	NO
Inventory Disputes > $100,000	Notify promptly upon notice		YES	NO
Mergers & Acquisitions > $100,000	Notify promptly upon notice		YES	NO
Cross default with other agreements >$100,000	Notify promptly upon notice		YES	NO
Judgement > $100,000	Notify promptly upon notice		YES	NO
FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES

TO BE TESTED MONTHLY, UNLESS OTHERWISE NOTED:
Minimum Cash at Bank	See Section 6.6		YES	NO
of 6th Amendment
OTHER COVENANTS	REQUIRED	ACTUAL	COMPLIES

Permitted Indebtedness for equipment leases	<$100,000		YES	NO

Permitted Investments for stock repurchase	<$100,000		YES	NO

Permitted Investments for subsidiaries	<$100,000		YES	NO

Permitted Investments for employee loans	<$100,000		YES	NO

Permitted Investments for joint ventures	<$100,000		YES	NO

Permitted Liens for equipment leases	<$100,000		YES	NO

Permitted Transfers	<$100,000		YES	NO

Please Enter Below Comments Regarding Violations:
The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.
Very truly yours,

Authorized Signer
Name:
Title:

EXHIBIT D

Prime Referenced Rate Addendum To
Loan and Security Agreement

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of March 31, 2010, by and between Comerica Bank (“Bank”) and ARRAY BIOPHARMA, INC. (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated June 28, 2005, as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of December 19, 2005, that certain Second Amendment to Loan and Security Agreement, Consent and Waiver dated as of July 7, 2006, that certain Third Amendment to Loan and Security Agreement dated as of June 12, 2008, that certain Fourth Amendment to Loan and Security Agreement dated as of March 11, 2009, that certain Fifth Amendment to Loan and Security Agreement dated as of September 20, 2009 and that certain Sixth Amendment to Loan and Security Agreement dated as of the date hereof. (collectively, the “Agreement”).

1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a. “Applicable Margin” means an amount per annum determined in accordance with the chart below based on Borrower’s total Cash at Bank and Cash at Approved Outside Accounts (as each such term in defined in the Agreement).

Total Cash at Bank	Total Cash held in	Total Cash held in	Total Cash held in	Applicable Margin
and Cash at	DDA Accounts at	MMA Accounts at	Comerica Securities
Approved Outside	Bank	Bank	Accounts
Accounts
Greater than or equal to $40,000,000	Greater than or equal to $10,000,000			0.00%

Greater than or equal to $40,000,000	Less than $10,000,000	Greater than or equal to $10,000,000		1.00%

Greater than or equal to $40,000,000	Less than $10,000,000	Less than $10,000,000	Greater than or equal to $10,000,000	1.50%

Greater than or equal to $40,000,000	Less than $10,000,000	Less than $10,000,000	Less than $10,000,000	3.00%

$30,000,000 - $40,000,000	Greater than or equal to $10,000,000			1.50%

$30,000,000 - $40,000,000	Less than $10,000,000	Greater than or equal to $10,000,000		1.75%

$30,000,000 - $40,000,000	Less than $10,000,000	Less than $10,000,000	Greater than or equal to $10,000,000	2..00%

$30,000,000 - $40,000,000	Less than $10,000,000	Less than $10,000,000	Less than $10,000,000	3.50%

> $30,000,000	Greater than or equal to $10,000,000			2.00%

> $30,000,000	Less than $10,000,000	Greater than $10,000,000		2.25%

> $30,000,000	Less than $10,000,000	Less than $10,000,000	Greater than $10,000,000	2.50%

> $30,000,000	Less than $10,000,000	Less than $10,000,000	Less than $10,000,000	4.00%

b. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

d. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

e. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

e. “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2. Interest Rate. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5. Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a. If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations hereunder or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Obligations hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent manifest error.

8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK By: /s/ J.P. Michael	ARRAY BIOPHARMA, INC. By: /s/ R. Michael Carruthers

Name: J.P. Michael	Name: R. Michael Carruthers

Title: Senior Vice President/Regional Managing Director	Title: Chief Financial Officer